Exhibit 99.1

FOR IMMEDIATE RELEASE	Media Contact: Laura J. Wakeley
717-291-2616

Fulton Financial reports 2010 earnings

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Diluted earnings per share for the fourth quarter of 2010 was 16 cents, unchanged from the third quarter of 2010. For the year ended December 31, 2010, diluted earnings per share was 59 cents, a 90.3 percent increase from 2009.

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The provision for credit losses was $40.0 million for the fourth quarter of 2010, which remained unchanged from the third quarter of 2010. Non-performing assets decreased $11.0 million, or 3.0 percent, in comparison to the third quarter of 2010. Annualized net charge-offs to average loans increased to 1.65 percent for the fourth quarter of 2010 from 1.19 percent for the third quarter of 2010.

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During the third quarter of 2010, the Corporation ended its participation in the U.S. Department of Treasury’s (UST) Capital Purchase Program, redeeming all of its preferred stock and repurchasing its outstanding common stock warrant held by the UST. As a result, preferred stock costs decreased $6.2 million in the fourth quarter of 2010.

(January 18, 2011) – Lancaster, PA – Fulton Financial Corporation (NASDAQ: FULT) reported net income available to common shareholders of $31.5 million, or 16 cents per diluted share, for the fourth quarter ended December 31, 2010, unchanged from the third quarter of 2010. Total other expenses increased $4.4 million and other income decreased $4.3 million. The unfavorable after-tax impact of these items was offset by a $6.2 million decrease in preferred stock costs.

For the year ended December 31, 2010, net income available to common shareholders was $112.0 million, or 59 cents per diluted share, compared to $53.8 million, or 31 cents per diluted share, for 2009. The $58.3 million, or 108.4 percent, increase in the Corporation’s earnings was due to a $37.8 million, or 7.3 percent, increase in net interest income, a $30.0 million, or 15.8 percent, decrease in the provision for credit losses, a $9.0 million increase in other income and a $6.6 million decrease in other expenses. In addition, preferred stock costs decreased $3.9 million. Partially offsetting these favorable variances was a $29.0 million, or 188.2 percent, increase in income tax expense.

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“While we saw a reduction in our non-performing loans and overall loan delinquency in the fourth quarter, credit costs remain elevated”, said R. Scott Smith, Jr., Chairman and Chief Executive Officer. “We closed the year with continued strong core deposit growth as a result of industry trends, our relationship banking strategy and increased marketing and promotional activity throughout our five-state geography. During the quarter, our net interest margin improved. With our solid capital base and strong liquidity position, we believe we are well positioned for earning asset growth as the economy rebounds. Loan growth, however, remains a challenge.”

Asset Quality

Non-performing assets were $361.7 million, or 2.22 percent of total assets, at December 31, 2010, compared to $372.8 million, or 2.28 percent of total assets, at September 30, 2010 and $305.0 million, or 1.83 percent of total assets, at December 31, 2009. The decrease in non-performing assets in comparison to the third quarter of 2010 was primarily due to a decrease in non-performing construction loans and commercial mortgages.

Annualized net charge-offs for the quarter ended December 31, 2010 were 1.65 percent of average total loans compared to 1.19 percent for the quarter ended September 30, 2010. For the fourth quarter of 2010, net charge-offs increased $13.9 million, or 39.1 percent, compared to the third quarter of 2010. The increase was primarily due to an increase in commercial mortgage, commercial loan and residential mortgage net charge-offs, partially offset by a decrease in construction loan net charge-offs. For the year ended December 31, 2010, net charge-offs were 1.19 percent of average loans, compared to 0.94 percent for 2009. The allowance for credit losses as a percentage of non-performing loans was 83.8 percent at December 31, 2010 in comparison to 83.2 percent at September 30, 2010 and 91.4 percent at December 31, 2009.

The provision for credit losses for the fourth quarter of 2010 was $40.0 million, unchanged from the third quarter of 2010. For the year ended December 31, 2010, the provision for credit losses was $160.0 million, a decrease of $30.0 million, or 15.8 percent, from 2009.

Net Interest Income and Margin

Net interest income for the fourth quarter of 2010 increased $707,000, or 0.5 percent, from the third quarter of 2010. The Corporation’s net interest margin improved to 3.85 percent in the fourth quarter of 2010, compared to 3.81 percent for third quarter of 2010. For the year ended December 31, 2010, net interest income increased $37.8 million, or 7.3 percent, in comparison to 2009, due to the increase in the net interest margin to 3.80 percent in 2010 from 3.52 percent in 2009.

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The improvements in net interest income and margin during the fourth quarter and for the year ended December 31, 2010 were due to declines in funding costs, partially offset by decreases in yields on interest-earning assets.

Average Balance Sheet

Total average assets for the fourth quarter of 2010 were $16.3 billion, a decrease of $73.5 million, or 0.4 percent, from the third quarter of 2010.

Average loans, net of unearned income, for the fourth quarter of 2010 decreased slightly in comparison to the third quarter of 2010.

	Quarter Ended
	Dec 31 2010	Sep 30 2010	Increase (decrease)
			$	%
	(dollars in thousands)
Loans, by type:
Real estate – commercial mortgage	$4,365,245	$4,341,685	$23,560	0.5%
Commercial – industrial, financial and agricultural	3,682,949	3,671,128	11,821	0.3%
Real estate – home equity	1,649,111	1,643,615	5,496	0.3%
Real estate – residential mortgage	999,814	998,165	1,649	0.2%
Real estate – construction	818,367	868,497	(50,130)	(5.8%)
Consumer	360,432	366,719	(6,287)	(1.7%)
Leasing and other	69,014	68,336	678	1.0%

Total Loans, net of unearned income	$11,944,932	$11,958,145	$(13,213)	(0.1%)

During the fourth quarter of 2010, the Corporation generated a $35.4 million increase in commercial mortgage and commercial loans, which was more than offset by a $50.1 million decrease in construction loans.

For the year ended December 31, 2010 in comparison to 2009, average loans decreased $17.5 million, or 0.1 percent, due to a decrease in construction loans, partially offset by an increase in commercial mortgages. During 2010, the Corporation reduced its construction loan exposure, while weak economic conditions hampered commercial loan and commercial mortgage growth.

Average investments for the fourth quarter of 2010 were $2.7 billion, a $45.2 million, or 1.6 percent, decrease from the third quarter of 2010. For the year ended December 31, 2010 in comparison to 2009, average investments decreased $237.8 million, or 7.6 percent, as sales and maturities exceeded purchases due to the low interest rate environment.

Average deposits for the fourth quarter of 2010 increased $107.6 million, or 0.9 percent, from the third quarter of 2010.

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	Quarter Ended
	Dec 31 2010	Sep 30 2010	Increase (decrease)
			$	%
	(dollars in thousands)
Deposits, by type:
Noninterest-bearing demand	$2,219,267	$2,140,866	$78,401	3.7%
Interest-bearing demand	2,262,027	2,129,407	132,620	6.2%
Savings deposits	3,337,407	3,214,558	122,849	3.8%

Total, excluding time deposits	7,818,701	7,484,831	333,870	4.5%
Time deposits	4,760,929	4,987,212	(226,283)	(4.5%)

Total Deposits	$12,579,630	$12,472,043	$107,587	0.9%

For the year ended December 31, 2010 in comparison to 2009, average deposits increased $706.7 million, or 6.1 percent, due to a $1.2 billion, or 19.5 percent, increase in non-interest and interest bearing demand and saving accounts and a $490.4 million, or 8.9 percent, decrease in time deposits. During 2010, customer accounts migrated from time deposits to non-time deposit accounts. The net growth is consistent with overall industry trends as economic conditions slowed consumer spending and encouraged saving.

Non-interest Income

Other income, excluding investment securities gains, decreased $2.6 million, or 5.1 percent, in comparison to the third quarter of 2010. Mortgage banking income decreased $3.5 million, or 28.6 percent. During the third quarter of 2010 the Corporation revised the methodology for determining the fair value of its mortgage banking pipeline to properly recognize expected gains in the period when mortgage rates are locked with the borrowers. This change in methodology resulted in an acceleration of mortgage banking income in the third quarter, totaling $3.3 million. In addition, service charges on deposit accounts decreased $661,000 due to a decrease in overdraft fees as a result of required regulatory changes implemented in August 2010. Partially offsetting these decreases were a $594,000 increase in gains on sales of other real estate, a $309,000 increase in other service charges and fees and a $222,000 increase in investment management and trust services income

For the year ended December 31, 2010 in comparison to 2009, other income, excluding investment securities gains, increased $9.4 million, with increases in mortgage banking income, other service charges and fees and investment management and trust services revenues partially offset by a decrease in service charges on deposit accounts.

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The following table summarizes the net realized gains and other-than-temporary impairment charges by type of investment security:

	Quarter Ended		Year Ended
	Dec 31	Sep 30	December 31,
	2010	2010	2010	2009
	(in thousands)
Net realized gains (losses):
Debt securities	$2,196	$4,431	$12,934	$14,503
Equity securities	658	210	1,718	(23)
Other-than-temporary impairment charges:
Debt securities	(2,492)	(2,335)	(11,969)	(9,470)
Equity securities	(168)	(480)	(1,982)	(3,931)

Investment securities gains	$194	$1,826	$701	$1,079

Other-than-temporary impairment charges for debt and equity securities were primarily related to the Corporation’s investments in pooled trust preferred securities issued by financial institutions and financial institutions stocks, respectively.

Non-interest Expense

Other expenses increased $4.4 million, or 4.2 percent, in the fourth quarter of 2010 compared to the third quarter of 2010, primarily due to increases in marketing expenses, operating risk loss, salaries and employee benefits and net occupancy expense.

For the year ended December 31, 2010, other expenses decreased $6.6 million, or 1.6 percent, in comparison to 2009, due primarily to declines in FDIC insurance expense and operating risk loss.

About Fulton Financial

Fulton Financial Corporation is a Lancaster, Pennsylvania-based financial holding company which has nearly 3,800 employees and operates more than 270 banking offices in Pennsylvania, Maryland, Delaware, New Jersey and Virginia through the following affiliates: Fulton Bank, N.A., Lancaster, PA; Swineford National Bank, Middleburg, PA; Lafayette Ambassador Bank, Easton, PA; FNB Bank, N.A., Danville, PA; The Bank, Woodbury, NJ; Skylands Community Bank, Hackettstown, NJ and The Columbia Bank, Columbia, MD.

The Corporation’s investment management and trust services are offered at all banks through Fulton Financial Advisors, a division of Fulton Bank, N.A. Residential mortgage lending is offered by all banks through Fulton Mortgage Company.

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Additional information on Fulton Financial Corporation is available on the Internet at www.fult.com.

Safe Harbor Statement

This news release may contain forward-looking statements with respect to the Corporation’s financial condition, results of operations and business. Do not unduly rely on forward-looking statements. Forward-looking statements can be identified by the use of words such as “may,” “should,” “will,” “could,” “estimates,” “predicts,” “potential,” “continue,” “anticipates,” “believes,” “plans,” “expects,” “future,” “intends,” and similar expressions which are intended to identify forward-looking statements.

These forward-looking statements are not guarantees of future performance and are subject to risks, uncertainties and other factors, some of which are beyond the Corporation’s control and difficult to predict and could cause actual results to differ materially from those expressed or forecasted in the forward-looking statements. The Corporation undertakes no obligation, other than required by law, to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Many factors could affect future financial results including, without limitation: asset quality and the impact on assets from adverse changes in the economy and in credit and other markets and resulting effects on credit risk and asset values; acquisition and growth strategies; market risk; changes or adverse developments in economic, political or regulatory conditions; a disruption in, or abnormal functioning of, credit and other markets, including the lack of or reduced access to markets for mortgages and other asset-backed securities and for commercial paper and other short-term borrowings; changes in the levels of, or methodology for determining, FDIC deposit insurance premiums and assessments; the effect of competition and interest rates on net interest margin and net interest income; investment strategy and income growth; investment securities gains and losses; declines in the value of securities which may result in charges to earnings; changes in rates of deposit and loan growth or a decline in loans originated; balances of risk-sensitive assets to risk-sensitive liabilities; salaries and employee benefits and other expenses; amortization of intangible assets; goodwill impairment; capital and liquidity strategies, and other financial and business matters for future periods.

For a more complete discussion of certain risks and uncertainties affecting the Corporation, please see the sections entitled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” set forth in the Corporation’s filings with the Securities and Exchange Commission.

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2011